EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 1
SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of August 26, 2016, among DYNCORP INTERNATIONAL INC., a Delaware corporation (the “Company”), HIGHGROUND GLOBAL, INC., a Delaware corporation and an indirect subsidiary of the Company (“HighGround”), CULPEPER NATIONAL SECURITY SOLUTIONS LLC, a Delaware limited liability company and an indirect subsidiary of the Company (together with HighGround, the “New Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 15, 2016, providing for the issuance of the Company’s 11.875% Senior Secured Second Lien Notes due 2020 (the “Notes”), in the aggregate principal amount of $370,605,018;
WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Company is required to cause a new Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such new Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to add new Guarantors, including to comply with Section 4.10 of the Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.Agreement to Guarantee. Each of the New Guarantors hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Company’s Obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 12.02 of the Indenture.
5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantors.
7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
8.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HIGHGROUND GLOBAL, INC.

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

CULPEPER NATIONAL SECURITY SOLUTIONS LLC

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

DYNCORP INTERNATIONAL INC.

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]